Exhibit A

CASABLANCA URGES CLIFFS SHAREHOLDERS TO VOTE GOLD CARD

TO ENSURE URGENT AND NECESSARY CHANGE IS IMPLEMENTED

ISS Reiterates Support for Casablanca and Recommends Shareholders Vote Gold Card

Casablanca Encourages Glass Lewis Subscribers to Be Sure Votes Are Cast Properly to Avoid
Status Quo

NEW YORK – July 24, 2014 – Casablanca Capital LP, (“Casablanca”) the beneficial owner of approximately 5.2% of Cliffs Natural Resources (“Cliffs”) shares, today urged its fellow Cliffs shareholders to disregard Glass Lewis’s last minute reversal of its recommendation to vote for Casablanca’s GOLD card.

On July 16th, both Institutional Shareholder Services (“ISS”) and Glass Lewis recommended that Cliffs shareholders vote the GOLD proxy card in connection with Cliffs’ 2014 Annual Meeting of Shareholders on July 29, 2014. In response to the endorsement of Casablanca’s nominees, the incumbent board members maneuvered to keep their seats by removing two director candidates from their slate.

This purported “solution,” however, would prevent shareholders from voting for any or all of Casablanca’s nominees, and would ensure that a majority of the incumbent directors, who have overseen the destruction of $9 billion in value at Cliffs, retain their positions. For this reason, Casablanca has not consented to any of its nominees being included on management’s white card.

Casablanca encourages its fellow investors, and in particular Glass Lewis subscribers, not to be taken in by management’s cynical and desperate attempt to resist change. Even now, Glass Lewis has stated that it views Cliffs’ Board’s “decision to amend its proxy card after having seen our initial published recommendation with some suspicion,” and notes that “this change could be viewed as an attempt by the Board to simply ‘game’ our shareholder recommendation.”

Donald Drapkin, Chairman of Casablanca, said: “By accepting at face value Cliffs’ empty rhetoric and last-minute ploy to resist needed change, we are concerned that Glass Lewis may have inadvertently done a disservice to Cliffs’ investors. We are confident that shareholders have reviewed our detailed strategy for restoring value at Cliffs and have considered the merits of our experienced candidates. Cliffs’ shareholders are demanding change and understand that voting the white card will only allow Cliffs’ incumbent Board to further entrench those Directors who, as Glass Lewis itself stated ‘could be reasonably viewed as being the most culpable for the Company’s recent underperformance.’”

After thoroughly engaging with Casablanca to understand its strategy and the qualifications of each of its Director nominees, ISS reiterated its recommendation that shareholders vote the GOLD card. ISS stated that Casablanca “has made a compelling case that change is needed at the Board level” and “votes FOR dissident nominees…on the GOLD card are warranted.”

In re-affirming its recommendation, ISS noted that under Cliffs’ proposal, “…the selection of the four remaining directors from among the six dissident nominees would be entirely determined by those shareholders who vote on the dissident card, and whose votes are cumulated by the dissident group. Thus, while the revised management card does ensure that at least four dissident nominees will be elected to the Board, it does not currently allow shareholders to select which of the four dissidents they wish to support.”

ISS further explained its opposition to Cliffs’ proposed white card as follows:

…votes cast for the four dissident nominees, should they agree to be named on the management card, could instead be cumulated for the seven management candidates also listed on that card, simply to ensure that a supermajority of the new board is composed of incumbent directors. Under such a scenario, the selection of the four remaining directors from among the six dissident nominees would be entirely determined by those shareholders who vote on the dissident card, and whose votes are cumulated by the dissident group.

Given the risks of unintended consequences in a contested election, it is important that shareholders be able to directly support the most nominees they feel most appropriate for the challenges the revised board will face. ISS has shaped its recommendation with this view of the significance of the shareholder vote, focusing on the challenges the new board must take up and the skills and experiences of the dissident nominees. Because the revised management ballot will not further, and could in fact frustrate, the deliberate voting intentions of unaffiliated shareholders, ISS continues to recommend that shareholders vote on the GOLD dissident card.

Shareholders have an important choice to make, and the only way to vote for those Directors who support the change desperately needed at Cliffs is to vote the GOLD card.

Additional information regarding Casablanca’s investment in Cliffs can be found at www.fixcliffs.com.

437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Stockholders Call Toll-Free at: (877) 274-8654

E-mail: info@okapipartners.com

About Casablanca Capital LP

Casablanca Capital is an Event Driven and Activist investment manager based in New York, founded in 2010 by Donald G. Drapkin and Douglas Taylor.  Casablanca invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, Boards, and shareholders of those companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus. In 2011, Casablanca successfully initiated a campaign at Mentor Graphics Corporation to improve profitability and enhance value at the company, working with shareholders to elect three nominees to Mentor’s Board.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes “forward-looking statements” with respect to Cliffs Natural Resources Inc. ("Cliffs"), which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Casablanca Capital LP ("Casablanca") are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Casablanca reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casablanca disclaims any obligation to update the information contained herein. Casablanca and/or one or more of the investment funds it manages may purchase additional Cliffs shares or sell all or a portion of their shares or trade in securities relating to such shares.

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Media Contacts:

Sard Verbinnen & Co

George Sard/Matt Benson

212-687-8080

Investor Contacts:

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh/Lydia Mulyk

212-297-0720

CASABLANCA CAPITAL LP, DONALD G. DRAPKIN AND DOUGLAS TAYLOR (COLLECTIVELY, “CASABLANCA") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CLIFFS NATURAL RESOURCES INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASABLANCA, ROBERT P. FISHER, JR., CELSO LOURENCO GONCALVES, JOSEPH RUTKOWSKI, JAMES S. SAWYER AND GABRIEL STOLIAR (COLLECTIVELY, THE "PARTICIPANTS") BECAUSE THEY CONTAIN IMPORTANT INFORMATION,

INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS LLC, CASABLANCA'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (877) 274-8654.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CASABLANCA WITH THE SEC ON JUNE 12, 2014 AND IN THE DEFINITIVE ADDITIONAL MATERIALS ON SCHEDULE 14A FILED BY CASABLANCA WITH THE SEC ON JULY 1, 2014 AND JULY 3, 2014. THESE DOCUMENTS CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.